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[GRACE NEWS LETTERHEAD]





CONTACT:  Media Relations:                      Investor Relations:
          Jane D. McGuinness                    Susan G. Eccher
          (561)362-1343                         (561)362-1331

                     GRACE ELECTS NORRIS PRESIDENT AND CEO

       BOCA RATON, Fla., October 26, 1998 -- W. R. Grace & Co. (NYSE: GRA) today announced that Paul J. Norris has been named president and chief executive officer, effective November 2, 1998. Norris is expected to assume the title of chairman in early 1999, following the retirement of current chairman, president and CEO, Albert J. Costello.

       Norris, 51, joins Grace from AlliedSignal Incorporated, where he has been senior vice president and president of AlliedSignal's $1.6 billion specialty chemicals business since January 1997. He is also chairman of UOP, a 50/50 joint venture between AlliedSignal and Union Carbide. UOP is one of the world's leading providers of services and technology to the global petroleum and petrochemical industry.

       "Norris is an excellent choice to lead Grace's continued global growth. He brings to Grace nearly three decades of operating experience in the specialty chemicals industry, including 10 years early on in his career at our own Grace Davison. He is a seasoned operating manager with a track record for achieving significant top- and bottom-line growth," said Costello.

       Since Costello took over the top post at Grace in May 1995, he has refocused the organization on core specialty chemicals while continually generating increased shareholder value. Value was created both by innovative and strategic transactions and through aggressive cost management leading to improved operating profitability. Costello has been an avid proponent of research and development to promote new products and manufacturing process technology to further improve operating performance. Through these efforts, he has well-positioned Grace's businesses for long-term growth.

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       "Al Costello very successfully navigated Grace through one of the most significant transitions in the recent history of this nearly 150-year old company. He unlocked a great deal of hidden value for Grace's shareholders, while creating a highly focused specialty chemicals company known for innovative technology and a strong customer service culture," said Norris. "I am looking forward to working with a strong operating team to drive growth and productivity in this premier specialty chemicals company."

       As president of AlliedSignal's specialty chemicals business, Norris organized five independent businesses into three globally integrated enterprises focused around customers and markets to drive growth. Revenues from these businesses increased more than 50% over the last two years. Norris has been a leader in the implementation of AlliedSignal's Total Quality Management and Six Sigma productivity processes. The businesses he has led over the last four years have averaged 6% productivity gains annually and generated more than $200 million in productivity improvements during that same time.

       Norris joined AlliedSignal in 1989 as president of its chemicals and catalysts business, where he led AlliedSignal's successful transition from being a manufacturer of chlorofluorocarbons (CFCs) to being one of the world's leading producers of environmentally safer CFC substitutes. He became president of AlliedSignal Polymers in 1994. Under his leadership, the business significantly expanded its industrial polyester segment through establishment of a manufacturing joint venture in China and the acquisition of an additional manufacturing site in the U.S. He also expanded its engineering plastics business through the acquisition of a manufacturing facility in Germany to better serve European-based customers.

       From 1981 to 1989, Norris served in various executive capacities with Engelhard Corporation, including president of catalysts and chemicals, senior vice president and general manager of catalysts, and vice president and business director for petroleum catalysts.

       Norris started his career with Grace in 1971, where he honed his marketing and business development skills in Grace Davison's catalysts and silica products business.

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       Norris is a graduate of Mt. St. Mary's College in Emmitsburg, Maryland and holds an M.B.A. from the University of Maryland.

       Currently residing in New Jersey, Norris and his wife will be relocating to the Boca Raton area in the near future.

       Grace is a leading global supplier of catalysts and silica products, specialty construction chemicals and building materials, and container sealants and closure systems. With annual sales of approximately $1.5 billion, Grace has 6,300 employees and operations in nearly 40 countries.

       For more information, visit Grace's Web site at www.grace.com.

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